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Exhibit 10.66

                           RETENTION BONUS AGREEMENT

         This Agreement is made by and between Aastrom Biosciences, Inc., a Michigan Corporation ("Aastrom") and [__________] ("Employee"), as a supplement to the existing Employment Agreement pursuant to which Aastrom has employed Employee.

                                   RECITALS

         A.  Aastrom currently employs Employee in the position of Vice
President.

         B. This Agreement is being entered into to provide Employee with sufficient incentives and encouragements for Employee to remain with Aastrom, notwithstanding the possibility of the occurrence in the future of (i) a Merger Transaction (as defined below) event for Aastrom, or (ii) an Acquisition Transaction event for Aastrom (as defined below), and to provide certain benefits in the event that Employee is terminated due to the occurrence of a Merger Transition or Acquisition Transaction.

         C. As used in this Agreement, the following terms shall have the following meanings:

         "Acquisition Transaction" means Aastrom acquiring another company, by
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merger or purchase of assets, with Aastrom remaining in control of the surviving entity after the acquisition; provided, however, an Acquisition Transaction is only a transaction which will result in significant changes in Aastrom's operations and management activities, and not a transaction in which Aastrom merely acquires only limited assets or limited technology which does not result in significant operational and management activity changes for Aastrom.

         "Cause"  means the occurrence of any of the following events, as
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determined by the Board of Directors of Aastrom, in good faith:

                  (i) Employee's theft, material act of dishonesty, fraud, or intentional falsification of any records of Aastrom;

                  (ii) Employee's improper use or disclosure of confidential or proprietary information of Aastrom;

                  (iii) Employee's gross negligence or willful misconduct in the performance of Employee's assigned duties (but not mere unsatisfactory performance);

                  (iv) Employee's conviction (including any plea of guilty or nolo contendre) of a crime of moral turpitude causing material harm to the reputation or standing of Aastrom or which materially impairs Employee's ability to perform his duties for Aastrom.

         "Change in Control" shall mean the occurrence of any of the following
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events:

                  (i)    All or substantially all of the assets of Aastrom are
sold;
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                  (ii)   Aastrom is acquired by another company, by merger or by
acquisition of the stock of the Company, after which the previous shareholders of Aastrom own less than 50% of all of the voting stock of the surviving entity.

         "Merger Transaction" means a transaction pursuant to which Aastrom is
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acquired by another entity, thereby resulting in a Change in Control of Aastrom.

WHEREFORE, the parties mutually agree as follow:

         1.  Change of Control Severance Pay.
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             (a)  With respect to a Merger Transaction, in the event Employee's employment is terminated by Aastrom (or its surviving successor entity) without Cause during the period of time between the execution of the definitive agreement for the Merger Transaction and the first anniversary of the consummation of the Merger Transaction, then Aastrom (or its surviving successor entity) shall pay to Employee a lump sum severance payment equal to six (6) months of Employee's then current salary rate, less customary payroll deductions.

             (b) During such employment, Aastrom (or its surviving successor entity) shall continue to pay Employee at Employee's then current salary level; and any reduction or cessation in said salary payment or general responsibilities shall constitute a termination of employment without Cause which entitles Employee to the severance pay.

             (c) During such employment prior to the first anniversary of the consummation of the Merger Transaction, in the event Aastrom (or its surviving successor entity) requires Employee to relocate to a job site more than 50 miles away from Ann Arbor, Michigan, as a condition to retaining Employee's job, and Employee is unwilling to so relocate, and Employee's employment is terminated by Aastrom (or its surviving successor entity), then such a termination shall be a termination of employment without Cause which entitles Employee to the severance pay.

             (d)  If Employee terminates for any of the reasons set forth in
Section 1 (a) or 1(b), then Employee shall receive a $25,000 additional reimbursement allowance to assist in their relocation including closing costs on the sale of Employees Michigan residence, payable upon forwarding of standard relocation receipts that are not being reimbursed by another third party, or provided as a relocation allowance associated with a new position.

             (e) Employee and Aastrom acknowledge the foregoing severance pay is in lieu of, and in replacement of, and supersedes all other prior agreements for severance pay to Employee.

             (f) Aastrom retains and reserves the right to terminate the employment of Employee at any time, with or without Cause. Upon a termination without Cause with respect to a Merger Transaction, the severance pay specified in Section 1(a) above shall become payable. For avoidance of doubt, said severance payment shall not be owed if Employee's termination is for Cause, or if Employee voluntarily terminates employment for reasons other than as specified in Sections 1(b) or 1(c) hereof.

             (g) No director, officer or shareholder of Aastrom shall have any personal liability for the payment of any severance to Employee.
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         2.  Retention Bonus for Merger Transaction. With respect to a Merger
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Transaction which is consummated (e.g. approval by shareholders is received)
prior to July 1, 2001, if Employee remains employed by the surviving successor entity through the first anniversary following the consummation of the Merger Transaction, then the surviving successor entity shall pay to Employee a retention bonus equal to six (6) months of Employee's then current salary rate, less customary payroll deductions.

         3.  Retention Bonus for Acquisition Transaction. With respect to an
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Acquisition Transaction which is consummated prior to July 1, 2001, if Employee remains employed by Aastrom through the first anniversary of the consummation of the Acquisition Transaction, then Aastrom shall pay to Employee a retention bonus equal to six (6) months of Employee's then current salary rate, less customary payroll deductions. However, if Employee's employment is terminated by Aastrom without Cause during the one (1) year period immediately following the consummation of the Acquisition Transaction, then the retention bonus shall be paid, not withstanding the fact that the employment had not continued up through the first anniversary.

         4.  Exclusive Remedy. The parties acknowledge and agree that the
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payments specified herein constitute Employee's sole and exclusive remedy for any alleged injury or other damages arising out of a termination of Employee's employment under circumstances described herein. Accordingly, as a condition to receipt of said payments, Employee shall sign a customary and reasonable release form, pursuant to which Employee acknowledges and agrees that Employee has no claims against Aastrom or any director, officer, shareholder or agent of Aastrom, or any successor in interest to Aastrom, with respect to any employment matters or termination of employment (excepting only for accrued salary, accrued vacation leave and reimbursement of customary business expenses incurred on behalf of the Company, all in the ordinary course of business, or any incentive sale bonus or relocation bonus to which Employee may be entitled, if any).

         5.  General.
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             (a)  Prior Understandings.  This Agreement supersedes and replaces
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all prior agreements and understandings with respect to severance payments upon termination of Employee's employment with Aastrom, and with respect to retention bonus other than for the (i) incentive sale bonus and (ii) the relocation bonus as set forth in separate written agreements, and (iii) stock option vesting covered by Employee's Agreement Regarding Pay to Stay Agreement.

             (b)  Successors.  This Agreement shall bind and inure to the
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benefit of the parties' successors, assigns, heirs and legal representatives.

             (c)  Amendments.  This Agreement may be modified, amended or
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superseded only by a written document signed by both parties, and shall become a binding obligation of the acquiring entity in a Merger Transaction.

             (d)  Tax Withholding.  The payments to be made pursuant to this
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Agreement will be subject to customary withholding of applicable income and employment taxes.

             (e)  No Personal Liability.  No director, officer or shareholder of
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Aastrom shall have any personal liability for the payment of any severance to
Employee.
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             (f)  Consultation.  Employee acknowledges that this Agreement
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confers significant legal rights on Employee, and also involves Employee waiving other potential rights he might have under other agreements and laws. Employee acknowledges that Aastrom has encouraged Employee to consult with Employee's own legal, tax, and financial advisers before signing the Agreement; and that Employee has had adequate time to do so before signing this Agreement.

             (g)  Counterparts.  This Agreement may be executed in counterparts,
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and each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of ___________________, 2000.

                                          EMPLOYER

                                              AASTROM BIOSCIENCES, INC.,
                                              a Michigan Corporation

                                              By:___________________________
                                              Its:__________________________


                                          EMPLOYEE

                                              ______________________________